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EXHIBIT 23(p)(v)

                                 CODE OF ETHICS
                                       FOR
                        GUARDIAN BAILLIE GIFFORD LIMITED
                                       AND
                         GUARDIAN-SPONSORED MUTUAL FUNDS

                            ADOPTED NOVEMBER 22, 2004

SECTION 1.        STANDARD OF BUSINESS CONDUCT AND COMPLIANCE WITH LAWS.

         Guardian Baillie Gifford Limited ("GBG") and certain registered investment companies to which GBG provides investment advisory services (the "Guardian-sponsored mutual funds" or the "Funds") have adopted the following Code of Ethics ("Code"). The Code governs securities trading by or on behalf of Supervised Persons (defined herein) of the Funds, GBG or Baillie Gifford Overseas Limited, the sub-adviser to certain Funds ("BGO"). Inherent throughout the Code is the principle that Supervised Persons have a responsibility to place the interests of GBG clients and the Funds' shareholders, as applicable, ahead of their own, to resolve conflicts in favor of GBG clients and Fund shareholders, and to comply with the federal securities laws.

         As a registered investment adviser, GBG and its personnel owe a fiduciary duty to GBG clients that requires all Supervised Persons to place the interests of GBG's clients ahead of their own interests. A critical component of GBG's and all Supervised Persons' fiduciary duty is to avoid potential conflicts of interest. Accordingly, Supervised Persons must avoid activities, interests, and relationships that might interfere or appear to interfere with making decisions in the best interests of GBG clients and Fund shareholders. Please bear in mind that a conflict of interest can arise even if there is no financial loss to GBG clients, and regardless of the employee's motivation. Many potential conflicts of interest can arise in connection with personal trading and related activities of Supervised Persons.

         The Code is designed to address and avoid potential conflicts of interest relating to personal trading and related activities and is based on three underlying principles:

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         1.    At all times, the interests of GBG clients and Fund shareholders must come first. In other words, as fiduciaries Supervised Persons must scrupulously avoid serving their own personal interests ahead of the interests of GBG clients and Fund shareholders.

         2. All personal securities transactions must be conducted consistently with the Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual's position of trust and responsibility.

         3. Supervised Persons should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds or GBG in contravention of this Code is prohibited.


         It is every Supervised Person's responsibility to become familiar with the Code and abide by the Code. Violations of the Code will be taken seriously and could result in sanctions against the violator, which sanctions can include termination of employment. Mere technical compliance with the procedures set forth in the Code will not serve to insulate from scrutiny those personal trades that indicate a pattern of breach of the Supervised Person's responsibilities to GBG clients and Fund shareholders.


         SECTION 2.        DEFINITIONS

         2.1 Access Person. As used in this Code, the term "Access Person" is defined as:

         (i) any Supervised Person of GBG or BGO (A) who has access to non-public information regarding the securities transactions of GBG clients, including the Funds, or non-public information regarding the portfolio holdings of the Funds; or (B) is involved in making securities recommendations to GBG clients, including the Funds, or has access to recommendations on behalf of a GBG client including any Fund that are non-public; or

         (ii) any Supervised Person of the Funds (or of any company in a control relationship with a Fund or GBG) or a member of the staff of the investment department or other employee, officer or director of The Guardian Life Insurance Company of America ("Guardian Life") who, in the ordinary course of his or her duties:

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         (A) participates in the determination of which recommendations shall be made on behalf of a GBG client, including any Fund; (B) engages in functions or duties which relate to the determination of which recommendations shall be made; or (C) obtains any information concerning the purchase or sale of securities by GBG clients, including the Funds.

         2.2 Compliance Personnel. As used in this Code, the term "Compliance Personnel" shall mean authorized personnel in the office of the Chief Compliance Officer of the Funds.

         2.3 Independent Directors. As used in this Code, the term "Independent Director" shall mean a Director/Trustee who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

         2.4 Investment Personnel. As used in this Code, the term "Investment Personnel" shall mean (i) any Access Person of GBG or BGO or (ii) any Access Person of the Funds or a member of the staff of the investment department or other employee, officer or director of Guardian Life who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a GBG client, including a Fund.

         2.5 Portfolio Manager. As used in this Code, the term "Portfolio Manager" shall mean a person entrusted with the direct responsibility and authority to make investment decisions affecting a GBG client, including a Fund.

         2.6 Security. As used in this Code, the term "security" shall not include securities that are direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of registered open-end management investment companies other than the Guardian-sponsored mutual funds, shares of unit investment trusts (i.e., variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts) that are invested exclusively in one or more registered investment companies other than the Guardian-sponsored mutual funds.

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         2.7 Supervised Person. As used in this Code, the term "Supervised
Person" shall include any officer, director, trustee or employee of GBG, BGO or any Guardian-sponsored mutual fund for which GBG serves as the investment adviser and whose Board of Directors (Trustees) has adopted this Code. All directors and officers of GBG, BGO or a Fund are presumed to be Access Persons unless Compliance Personnel determine that such presumption may be rebutted after review of the facts and circumstances, including procedures to ensure that such persons do not have access to non-public information regarding the securities transactions of GBG clients, or non-public information regarding the portfolio holdings or strategies of the Funds. Generally, Independent Directors will not be considered Access Persons.

         SECTION 3.        PRE-CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

         Subject to the exceptions listed below, no Access Person may purchase or sell any security without first obtaining prior clearance from Compliance Personnel. These pre-clearance procedures shall not apply to exempt transactions as set forth in Section 5 of the Code.

         Any person who is subject to the Code's pre-clearance procedures and wishes to purchase or sell a security that is not exempt from the Code's pre-clearance procedures must contact Compliance Personnel, in writing or by telephone, with the types of information described in Section 6.1 below concerning the transaction. The person must also represent that, to the best of his or her knowledge, the transaction does not conflict with or violate the provisions of the Code.

         A pre-clearance of a securities trade shall remain valid only for the date clearance is given by Compliance Personnel, and the two following business days, except that no pre-clearance is valid after the calendar week in which pre-clearance has been granted. If the proposed securities transaction is not completed during the period in which pre-clearance is granted, or by the end of the calendar week, if sooner, the Access Person must seek additional pre-clearance prior to completing the transaction. All pre-clearances are subject to cancellation by Compliance Personnel at any time.

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         SECTION 4.        PROHIBITED TRANSACTIONS AND PRACTICES

         4.1 Prohibited Transactions. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which, to his or her knowledge, is currently being purchased or sold by any GBG client, including the Funds, or which, to his or her knowledge, GBG, BGO or any employee of GBG, BGO or of any GBG client, including the Funds, is actively considering recommending to a GBG client, including the Funds, for purchase or sale. These prohibitions shall continue until the time that GBG, BGO or the employee decides not to recommend such purchase or sale, or if such recommendation is made, until the time that the GBG client completes, or decides not to enter into, such recommended purchase or sale. These prohibitions shall apply to any purchase or sale by any Access Person of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by any GBG client, including the Funds. Any profits realized on trades made by Access Persons within the proscribed period must be disgorged.

         No Access Person may utilize a Guardian-sponsored mutual fund for short-term trading ("market timing") purposes, as defined from time to time in each Fund's prospectus.

         4.2 Misuse of Material Non-Public Information. No Access Person shall make personal use of material non-public information or engage in a securities transaction available only by reason of his or her position with the Funds, GBG, BGO, Guardian Life or their affiliates. Each investment opportunity which comes to the attention of an Access Person and which is appropriate for consideration by the GBG clients must first be made available GBG clients before the Access Person may take personal advantage of the opportunity.

         4.3 Initial Public Offerings. No Investment Personnel may purchase, directly or indirectly, any securities to be issued in an initial public offering, other than municipal bonds. Investments in initial public offerings of municipal bonds must be pre-cleared with the Chief Compliance Officer or his designee.

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         4.4 Prohibition on Short-term Profits. Except as described below, no
Investment Personnel may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 30 calendar days. All profits realized on such short-term trades must be disgorged. Subject to pre-clearance by Compliance Personnel, a securities transaction which occurs within the 30 day proscribed period as a result of a change in personal circumstances which takes place or becomes known during the proscribed period shall not be considered a violation of this section or subject to the disgorgement rule set forth in this section.

         4.5 Gifts. No Investment Personnel shall accept any gifts or other things of more than de minimis value from any person or entity that does business with or on behalf or the Funds, GBG, BGO, Guardian Life or their affiliates. Compliance Personnel should be consulted in any questionable situation. As a guideline for defining de minimis, Compliance Personnel shall be entitled to rely on guidance provided by the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") in comparable circumstances. Currently, gifts having a value less than $100, an occasional dinner, ticket to a sporting event or the theater, or comparable entertainment, which is not conditioned on doing business with any of the Funds or their affiliates, and is neither so frequent or expensive as to raise questions of propriety, is considered de minimis under NASD guidelines.

         4.6 Service on Boards of Publicly Traded Companies. No Investment Personnel shall serve on the board of directors of publicly traded companies, absent a prior written authorization by Compliance Personnel based upon a determination that the board service is consistent with the interests of the Funds and their shareholders. Any Investment Personnel who are authorized to serve as directors shall have no authority to make or influence investment decisions by the Funds with regard to any company on whose board they serve.

         4.7 Private Placements. All investments in private placements by Investment Personnel must be pre-cleared with the Chief Compliance Officer or his designee. Investment Personnel who hold securities acquired in a private placement must disclose that investment when they take part in any way in a Fund's subsequent consideration of any investment transaction with respect to the issuer of the private placement. A Fund's decision to purchase

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securities of the issuer of such private placement shall be subject to an independent review by Compliance Personnel with no personal interest in the matter.

         4.8 Portfolio Manager Trades. No Portfolio Manager may buy or sell a security within at least seven calendar days before an investment company that he or she manages trades in that security. All profits realized on trades by Portfolio Managers within the proscribed period must be disgorged.

         SECTION 5.        EXEMPT PURCHASES AND SALES.

         The pre-clearance requirements in Section 3 and the prohibitions in
Section 4 of this Code shall not apply to the following exempt transactions:

                a) purchases or sales of securities which are ineligible for purchase or sale by the Funds;

                b) purchases or sales of securities that are direct obligations of the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements);

                c)      shares of money market mutual funds;

                d) shares of registered open-end management investment companies other than the Guardian-sponsored mutual funds;

                e) purchases effected upon the exercise of rights (e.g., automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                f) shares of unit investment trusts (i.e., variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts) that

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         are invested exclusively in one or more
         registered investment companies other than the Guardian-sponsored mutual funds

         SECTION 6.        PERSONAL SECURITIES REPORTING

         6.1 Transaction Reports. Each Access Person shall provide a report for review by Compliance Personnel no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter for each security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership(1) except purchases and sales specifically exempted in Section 5 above and as set forth below.

         All Access Persons, other than Independent Directors, must direct their brokers to supply to Compliance Personnel, on a timely basis, duplicate copies of confirmations of all personal securities transactions required to be reported by the Code and copies of periodic statements for all securities accounts. Each such report shall state: (1) the title and type of security involved; (2) the exchange ticker or CUSIP number, as applicable; (3) the number of shares and principal amount of the security involved; (4) the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition); (5) the price at which the transaction was effected; (6) the broker, dealer or bank with or through whom the transaction was effected; (7) the name of the broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person; and (8) the date the Access Person submitted the report.

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(1) The term "beneficial ownership" is interpreted in the same manner as in Rule
16a-1(a)(2) under the Securities and Exchange Act of 1934. In general, "beneficial owner" shall mean any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities of an issuer.

The term also includes any interest in a security that entitles you to benefits substantially equivalent to ownership even though you are not the owner of record. Thus, you may be regarded as the beneficial owner of securities held in the name of another person if by reason of any contract, understanding, relationship, agreement or other arrangement you obtain such benefits of ownership. Securities owned beneficially by you would include securities held by others for your benefit (e.g., by a custodian, broker, trustee, executor or administrator), securities held for your account by pledgees, securities owned by a partnership in which you are a member and securities owned by any closely held or related corporation of any corporation which should be regarded as a personal holding corporation of yours.

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         For any account established by an Access Person that holds securities during a quarter, the Access Person must report, on a quarterly basis, the name of the broker, the date the account was established, and the date that the report is being submitted by the Access Person.

         Transactions not exempted by Section 5 and all transactions in shares of any of the Guardian sponsored mutual funds shall be reported on a quarterly basis on a form similar to the one attached hereto as EXHIBIT A. Transaction reports need not be submitted with respect to transactions effected pursuant to an automatic investment plan. Such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the security.

         No Independent Director shall be required to report transactions on a quarterly basis, unless the Independent Director knew or should have known that during the 15 calendar days before and after such Director's transaction in any security, a Fund purchased or sold the same security, or a Fund, GBG or BGO considered purchasing or selling the same security.

         Each report shall be treated confidentially and will be maintained on file in the office of Compliance Personnel. The reports are, however, available for inspection by authorized members of the staff of the Securities and Exchange Commission during normal business hours.

         Should Compliance Personnel detect a potential violation of this Code or any apparent trading irregularity, Compliance Personnel shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If Compliance Personnel reasonably believe a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Board of Directors (Trustees) of the Fund.

         6.2 Holdings Reports. All Access Persons, other than Independent Directors, shall disclose all personal securities in which the Access Person has any direct or indirect beneficial ownership to Compliance Personnel, including holdings of shares of any Fund, within 10 days following the commencement of employment or upon becoming an Access Person, if later, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. The initial personal holdings report must contain (i) the title and

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type of security; (ii) the exchange ticker or CUSIP number, as applicable; (iii) the number of shares and principal amount of the security involved; (iv) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and (v) the date the Access Person submitted the report. Each Access Person, other than Independent Directors, must also file a report disclosing all personal securities holdings once a year and the information must be current as of a date no more than 45 days prior to the date the report was submitted. Holdings reports must include shares owned through an automatic investment plan. All holdings shall be reported on a form similar to the one attached hereto as EXHIBIT B.

         Each such report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the Access Person making the report has any direct or indirect beneficial ownership in the security. Independent Directors shall not be required to provide the initial or annual personal holdings reports.

         SECTION 7.        RECEIPT AND ACKNOWLEDGEMENT OF THE CODE.

         All Supervised Persons must receive a copy of the Code and any amendments to the Code. All Supervised Persons must certify annually in writing that they have read the Code and recognize that they are subject to the requirements set forth herein. Further, all Access Persons must certify annually that they have complied with the Code and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

         SECTION 8.        ANNUAL REPORT TO BOARD OF DIRECTORS (TRUSTEES).

         The Chief Compliance Officer will prepare and submit to the Board of Directors (Trustees) of the Funds, an annual report which: (i) certifies that the Funds, GBG and BGO have adopted procedures designed to prevent Access Persons from violating the Code; (ii) identifies any violations of the current procedures for personal securities investing and management's recommended response; and (iii) makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

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         SECTION 9.        REPORTING OF VIOLATIONS OF THE CODE.

         Any known violations of this Code must be reported promptly to the Chief Compliance Officer.

         SECTION 10.       SANCTIONS.

         Upon learning of a violation of this Code, the CCO or the Board of Directors (Trustees) of the Funds may impose such sanctions as they deem appropriate under the circumstances.

         SECTION 11.       RECORDKEEPING.

         Copies of the Code, Supervised Persons' written acknowledgment of receipt of the Code, records of violations of the Code, and records of actions taken as a result of violations shall be maintained by the Chief Compliance Officer, in addition to: (i) the names of all Access Persons (including the basis of any determinations made by Compliance Personnel that a director or officer of GBG, BGO or the Funds is not an Access Person); (ii) holdings and transaction reports made by Access Persons; and (iii) records of any decisions approving Access Persons' acquisitions of securities not specifically exempted under Section 5 of the Code. All such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year on which the last entry was made on such record, the first two years in an easily accessible place.

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